EXHIBIT 99.1

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Results for Second Quarter 2010

Performance Summary:

•                  Second quarter 2010 orders were $85.7 million, up 92%, compared to the prior year quarter

•                  $23.1 million order received in the second quarter of 2010 from a China-based supplier to the consumer electronics industry

•                  Second quarter net loss was ($0.8) million, compared to ($5.0) million in the prior year quarter

•                  Second quarter EBITDA was $1.1 million, compared to a loss of ($2.6) million in the prior year quarter

ELMIRA, N.Y. – August 6, 2010 – Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced results for its second quarter and six months ended June 30, 2010.

Net sales were $59.9 million for the second quarter, an increase of 8% compared to the prior year quarter, and up 39% compared with the first quarter of 2010. Net sales were $103.1 million for the six months ended June 30, 2010, compared with net sales of $107.4 million for 2009. Orders increased by $41.1 million, or 92%, compared with the prior year quarter, and were up 49% compared with the first quarter of 2010. Second quarter orders of $85.7 million were the highest three-month total since the September 2008 quarter.

Hardinge had a net loss of ($0.8) million, or ($0.07) per basic and diluted share, for the second quarter, down from a net loss of ($5.0) million, or ($0.44) per basic and diluted share, for the same period of 2009. Year to date, the Company had a net loss of ($6.0) million, also down from a net loss of ($10.3) million for the same period in 2009. Second quarter EBITDA (earnings before interest, taxes, depreciation, and amortization) improved to $1.1 million from a loss of ($2.6) million for the same period of 2009. Year to date, EBITDA improved to a loss of ($2.4) million from a loss of ($4.3) million for the same period of 2009.

“The strength of Asian demand for our products, which was up 150% over last year, drove our strongest order volume since the third quarter of 2008,” said Richard L. Simons, President and Chief Executive Officer.  “Also, we believe that it’s significant that we were able to turn the corner to positive EBITDA for the quarter, reflecting the progress made in reducing our cost structure. Our ability to engineer and produce specialty versions of our products in an abbreviated time frame positioned us to win a large order in China, which had a significant and positive influence on our second quarter order rate.  Excluding this order, our second quarter orders were $62.6 million, an increase of 40% over the prior year quarter, continuing our trend of five quarters of sequential growth.”

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Cash balances were $24.8 million and cash net of current debt was $20.8 million at the end of the quarter, down $4.7 million from $25.5 million at March 31, 2010, after using $3.0 million in cash to acquire Jones & Shipman (“J&S”).  Inventories, which included $3.7 million associated with the second quarter 2010 acquisition of J&S, increased by $5.6 million in the second quarter and $11.5 million in the six months ended June 30, 2010.  Exclusive of the J&S asset acquisition, the higher inventory levels are related to the Company’s strong increase in order activity, which are expected to ship in the second half of 2010.

The following tables summarize orders and sales by geographic region for the quarter and six months ended June 30, 2010 and 2009:

Quarter Ended
June 30,

Orders from Customers in:	2010	2009	% Change
North America	$19,770	$11,107	78%
Europe	17,798	14,228	25%
Asia & Other	48,096	19,231	150%
	$85,664	$44,566	92%

Quarter Ended
June 30,

Sales to Customers in:	2010	2009	% Change
North America	$18,698	$14,546	29%
Europe	13,512	23,779	(43)%
Asia & Other	27,689	16,937	63%
	$59,899	$55,262	8%

Six Months Ended
June 30,

Orders from Customers in:	2010	2009	% Change
North America	$32,591	$23,546	38%
Europe	36,225	25,347	43%
Asia & Other	74,336	28,480	161%
	$143,152	$77,373	85%

Six Months Ended
June 30,
Sales to Customers in:	2010	2009	% Change
North America	$30,247	$30,669	(1)%
Europe	25,930	48,066	(46)%
Asia & Other	46,891	28,641	64%
	$103,068	$107,376	(4)%

Total orders for the second quarter increased by 92%, or $41.1 million, compared to second quarter 2009, and were up $28.2 million, or 49%, compared with the first quarter of 2010.  Increased volume was driven by overall strong market conditions in the Asia and Other market, where orders were up 150% compared to second quarter 2009, and up 83% from first quarter 2010. This growth in Asia and Other was driven by the large order we received in China during the quarter.  North American order activity also increased significantly for the quarter, up 78% over the prior year and up 54%, or $7.0 million, from first quarter 2010.  The growth in North American orders is attributable to the moderate recovery in the U.S. economy as well as a successful transition to our new U. S. distributor-based organization.  European order activity increased by 25% over the prior year and was flat compared to the first quarter 2010.  The second quarter growth in Europe was driven by improved demand for grinding products.  For the six months ended June 30, 2010, total orders were up 85% compared to the prior year on the strength of our Asia and Other market, where orders were up by 161% over the prior year.

Second quarter sales were $59.9 million, up 8% over the prior year quarter and up 39% compared to the first quarter 2010. Year on year quarterly comparisons show sales increasing in Asia and in North America, but decreasing significantly in Europe, where sales in the second quarter of 2009 were still positively impacted from sales out of backlog of machine orders received before the market collapse in 2008.  Year to date sales were $103.1 million, down 4% from the prior year reflecting similar factors within Europe.

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“Through the first six months of 2010, just over 45% of  the Company’s sales and 52% of our total orders were from our Asia and Other market, compared to 27% and 37%, respectively, for the prior year period,” said Mr. Simons. “We believe that this is indicative of the strength and value of the Company’s global diversification, as well as our ability to react to the geographic movement of product demand.  Despite industry forecasts for a strong machine tool recovery in 2011, there remains uncertainty regarding the global macro-economic outlook, especially in the European markets.  Our strong and responsive organization remains well positioned to adjust to shifting demand and to take advantage of opportunities wherever they may occur.”

Gross profit for the quarter was $14.7 million, an increase of $1.7 million, or 13%, compared with second quarter 2009. Gross profit percentage for the quarter was 24.5% of net sales, up from 23.4% for the prior year second quarter.  The improvement in gross profit was driven by cost reduction initiatives implemented by the Company in late 2008 and throughout 2009.

Selling, general and administrative (“SG&A”) expenses were $16.0 million for the second quarter, down $1.1 million, or 6%, compared with the prior year quarter. The reduction in SG&A expenses would have been larger for the quarter if not for $1.2 million of professional services expense related to Indústrias Romi S.A.’s unsolicited tender offer, which expired on July 15, 2010. The SG&A reductions are a direct result of transformational changes to the Company’s business model, as well as reductions in variable expenses given the lower sales levels.

Hardinge expects third quarter revenue to be between $65 and $70 million with positive EBITDA.

Hardinge to Introduce New Products at IMTS

Hardinge will, once again, exhibit at the biennial International Manufacturing Technology Show (IMTS) in Chicago from September 13th through the 18th. The Show is expected to draw almost 100,000 attendees, who will have the opportunity to view our Company’s latest technologically advanced product introductions, including:

•                  The SUPER-PRECISION® T-42 machine, the most accurate and versatile turning center ever designed and built by Hardinge, capable of 3 micron total variation continuous machining accuracy and profile control which could not previously be obtained in a production turning process. This combined with our superior tooling flexibility allows production of complex high precision parts in a single set-up.

•                  The Bridgeport GX 1000 OSP vertical machining center which features the Okuma THINC-OSP control package, and was developed cooperatively with Okuma engineers specifically to meet the requirements of our distribution partners’ long-term US customers

•                  The Jones & Shipman Suprema 650 Easy Cylindrical Grinder that features an easy “self-teach” software suite, which was added to our product line in the Jones & Shipman group acquisition in April 2010

•                  Our latest high speed direct drive rotary products and other workholding accessories

“We are excited about the upcoming IMTS show, which has historically been a source of new order activity for our Company, along with an opportunity to have a large cross section of machine tool buyers exposed to the quality and extraordinary capabilities of our new product offerings,” said Mr. Simons.

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China Facility Expansion

The Company’s Board of Directors recently approved a capacity expansion project for our operations in China.  The Company will invest approximately $10.0 million to build a new factory in Jiaxing, China, with the capacity to increase our production there by four fold. The additional manufacturing capacity will enable the Company to meet the growing demands in this region. Construction of this new facility is planned to be completed by the end of 2011.

Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.005 per share on the Company’s common stock, payable on September 10, 2010 to stockholders of record as of September 1, 2010.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time today to discuss the results for the quarter.  The call can be accessed live at 1-877-551-8082 (904-520-5770 for calls originating outside the U.S and Canada) or via the internet at http://www.videonewswire.com/event.asp?id=70627.  A recording of the call will be available approximately one hour after its conclusion at 888-284-7564 (904-596-3174 outside the U.S. & Canada) using the reference number: 2507621.  This telephone recording will be available through September 30, 2010. A transcript of the call will be available from the “Investor Relations” section of the Company’s website, www.hardinge.com, for one year.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 70% of the 2009 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in the Switzerland, Taiwan, United States, China and United Kingdom. Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands Except Share and Per Share Data)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Cash and cash equivalents	$24,845	$24,632
Accounts receivable, net	38,381	39,936
Notes receivable, net	2,966	2,364
Inventories, net	109,100	97,266
Deferred income taxes	517	732
Prepaid expenses	11,305	9,375
Total current assets	187,114	174,305
Property, plant and equipment	142,192	144,635
Less accumulated depreciation	90,473	89,924
Net property, plant and equipment	51,719	54,711
Notes receivable, net	54	157
Deferred income taxes	616	446
Intangible assets	10,460	10,527
Pension assets	2,369	2,032
Other long-term assets	26	26
Total non-current assets	13,525	13,188
Total assets	$252,358	$242,204

Liabilities and shareholders’ equity
Accounts payable	$32,362	$16,285
Notes payable to bank	3,439	1,364
Accrued expenses	18,621	17,777
Customer deposits	8,164	4,400
Accrued income taxes	1,761	1,535
Deferred income taxes	2,643	2,832
Current portion of long-term debt	558	563
Total current liabilities	67,548	44,756
Long-term debt	2,788	3,095
Accrued pension expense	21,392	22,082
Accrued postretirement benefits	2,361	2,472
Accrued income taxes	1,558	2,377
Deferred income taxes	3,924	4,030
Other liabilities	1,782	1,862
Total other liabilities	33,805	35,918
Common Stock - $0.01 par value	125	125
Additional paid-in capital	113,889	114,387
Retained earnings	53,027	59,103
Treasury shares — 865,703 shares at June 30, 2010 and 939,240 shares at December 31, 2009	(11,019)	(11,978)
Accumulated other comprehensive (loss)	(5,017)	(107)
Total shareholders’ equity	151,005	161,530
Total liabilities and shareholders’ equity	$252,358	$242,204

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$59,899	$55,262	$103,068	$107,376
Cost of sales	45,228	42,316	79,458	80,379
Gross profit	14,671	12,946	23,610	26,997

Selling, general and administrative expenses	16,041	17,142	30,439	35,292
Other expense (income)	(669)	637	(871)	448
(Loss) from operations	(701)	(4,833)	(5,958)	(8,743)

Interest expense	121	241	231	1,473
Interest income	(35)	(8)	(70)	(54)
(Loss) before income taxes	(787)	(5,066)	(6,119)	(10,162)

Income tax (benefit) expense	(13)	(109)	(159)	171
Net (loss)	$(774)	$(4,957)	$(5,960)	$(10,333)

Per share data:

Basic (loss) earnings per share:	$(0.07)	$(0.44)	$(0.52)	$(0.91)

Diluted (loss) earnings per share:	$(0.07)	$(0.44)	$(0.52)	$(0.91)

Cash dividends declared per share	$0.005	$0.005	$0.01	$0.015

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)	(Unaudited)

Operating activities
Net (loss)	$(5,960)	$(10,333)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	3,593	4,395
Provision for deferred income taxes	515	(355)
(Gain) loss on sale of assets	(228)	59
(Gain) on purchase of Jones & Shipman	(626)	—
Debt issuance amortization	165	1,148
Unrealized intercompany foreign currency transaction loss (gain)	9	(7)
Changes in operating assets and liabilities:
Accounts receivable	3,088	22,172
Notes receivable	(497)	(519)
Inventories	(11,469)	14,685
Prepaids/other assets	(1,890)	1,256
Accounts payable	13,900	(6,514)
Accrued expenses/other liabilities	2,458	(9,360)
Accrued postretirement benefits	(296)	21
Net cash provided by operating activities	2,762	16,648

Investing activities
Capital expenditures	(1,077)	(1,655)
Proceeds from sale of assets	282	9
Purchase of Jones & Shipman	(2,903)	—
Net cash (used in) investing activities	(3,698)	(1,646)

Financing activities
Increase in short-term notes payable to bank	2,113	8,354
(Decrease) in long-term debt	(282)	(24,269)
Dividends paid	(116)	(173)
Debt issuance fees paid	(100)	(706)
Net cash provided by (used in) financing activities	1,615	(16,794)

Effect of exchange rate changes on cash	(466)	(130)
Net increase (decrease) in cash	213	(1,922)

Cash at beginning of period	24,632	18,430

Cash at end of period	$24,845	$16,508